P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 24, 2013		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a quarterly cash dividend of $0.14 per common share, payable on November 19, 2013 to shareholders of record on November 4, 2013.
Based on 10.8 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.5 million, or 60.9% of Peoples’ reported third quarter 2013 earnings. This quarterly dividend also produces an annualized yield of 2.52% based on the closing stock price of Peoples’ common shares of $22.23 on October 23, 2013.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.0 billion in assets, 50 locations and 47 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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